Exhibit 10.7

THIRD AMENDMENT TO AGREEMENT OF LEASE

THIS THIRD AMENDMENT TO AGREEMENT OF LEASE (this “Amendment”) is made this 25th day of September 2014, by COLUMBIA GATEWAY S-28, L.L.C., a Maryland limited liability company (“Landlord”) and OSIRIS THERAPEUTICS, INC., a Maryland corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that Agreement of Lease dated June 6, 2006, as amended by that certain Letter Agreement dated June 14, 2006, that certain First Amendment to Agreement of Lease dated June 19, 2010, and that certain Second Amendment to Agreement of Lease dated July 9, 2010 (collectively, the “Lease”), by the terms of which Tenant leases from Landlord and Landlord leases to Tenant that certain premises containing an agreed upon equivalent of 61,203 square feet of rentable area (the “Premises”), comprised of the entire office building located at 7015 Albert Einstein Drive, Columbia, Maryland 21044 (the “Building”), all as more particularly described in the Lease for a term which expires on July 31, 2016;

WHEREAS, Landlord and Tenant mutually desire to extend the term of the Lease and to amend the same with respect to the Base Rent and certain other matters of the Lease, all as more particularly set forth below; and

WHEREAS, all capitalized terms used in this Amendment which are not defined herein shall have the meanings given to them in the Lease, unless the context otherwise requires.

NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree as follows:

1.                                      Extension of Term.  Landlord and Tenant agree that the Term of the Lease shall be extended for one (1) additional period of seven (7) years and three (3) months, commencing on August 1, 2016, and expiring October 31, 2023 (the “First Renewal Term”).  Tenant’s rental of the Premises during the First Renewal Term shall be on the same terms, covenants and conditions set forth in the Lease, provided, however, that Tenant shall pay as Base Rent during the First Renewal Term the amounts set forth below:

Period of First						Monthly Installment
Renewal Term			$PSF	Annual Base Rent		of Annual Base Rent
8/1/16*	-	7/31/17	$18.75	$1,147,556.28		$95,629.69
8/1/17*	-	7/31/18	$19.22	$1,176,321.72		$98,026.81
8/1/18*	-	7/31/19	$19.70	$1,205,699.16		$100,474.93
8/1/19	-	7/31/20	$20.19	$1,235,688.60		$102,974.05
8/1/20	-	7/31/21	$20.69	$1,266,290.04		$105,524.17
8/1/21	-	7/31/22	$21.21	$1,298,115.60		$108,176.30
8/1/22	-	7/31/23	$21.74	$1,330,553.28		$110,879.44
8/1/23	-	10/31/23	$22.28	$1,363,602.84	*	$113,633.57

*The entire Base Rent, Building CAM Expenses and Taxes shall be abated for the entire calendar months of August 2016, 2017, 2018 during the First Renewal Term.

**Annualized based on a full year.

2.                                      Tenant Improvement Allowance.  Tenant acknowledges that except as otherwise described herein, the Premises are leased to Tenant for the First Renewal Term in its “as-is” condition as of the date of this Amendment and that Landlord is not obligated to make any improvements to the Premises.  At anytime during the period of January 1, 2015 — December 31, 2016, Tenant, at Tenant’s request, shall have the right to make such improvements to the Premises as are approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby grants Tenant an allowance not to exceed One Million Five Hundred Thirty Thousand Seventy Five and 00/100 Dollars ($1,530,075.00) (the “Allowance”) towards the costs of such improvements.  Such improvements shall be subject to the provisions of Section 10 of the Lease. Tenant shall be responsible for preparing all construction documents (“Tenant’s Construction Documents”), subject to Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall submit to Landlord completed construction documents for Landlord’s review and approval.  Within ten (10) business days following Landlord’s receipt of the Tenant Construction Documents, Landlord shall review, and in Landlord’s reasonable discretion, either approve the same or notify Tenant of Landlord’s objections thereto and, if applicable, Landlord’s proposed modifications. If Landlord has any objections to the Tenant Construction Documents, Landlord shall identify such objections in a written notice to Tenant.  Within five (5) business days of receiving Landlord’s objections, Tenant shall address the objections and deliver revised Tenant Construction Documents to Landlord for approval in the same manner.  The Tenant Construction Documents shall conform to all Legal Requirements applicable to the Tenant Work, and to Landlord’s rules and regulations concerning Building safety, fire and protection of persons from injury.  Notwithstanding the foregoing, Landlord’s approval of the Tenant Construction Documents shall not constitute a representation or warranty by Landlord that the Tenant Construction Documents are in compliance with building codes or other applicable laws. Tenant’s improvements shall be referred to as the “Tenant’s Work.” Tenant shall apply for and obtain all required permits and deliver copies thereof to Landlord prior to commencing Tenant’s Work.  In such event, Landlord shall disburse the Allowance in accordance with the following provisions:

2.1                               The Allowance shall be disbursed to Tenant on a progress payment basis.  Proper draw requests submitted by the 20th day of any calendar month shall be paid by the 15th day of the following calendar month.  Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by Tenant’s architect) to Tenant’s contractors, subcontractors, material suppliers, and vendors, and which have not been subject to previous disbursements from the Allowance.  Tenant shall withhold from its general contractor, and shall require its general contractor to withhold from each subcontractor, a retainage equal to ten percent (10%) of each progress payment made until the Tenant’s Work is fifty percent (50%) complete, and thereafter no further incremental retainage shall be required if the work is being satisfactorily prosecuted.  Tenant shall, upon Landlord’s request, provide adequate evidence of such retainage, and in the event that Tenant fails to provide such evidence, then Landlord may withhold an amount equal to the retainage described above.  All requests for disbursement of the Allowance, if any, shall be accompanied by certificate signed by Tenant or Tenant’s architect (a) that the sum then requested was paid by Tenant to contractors, subcontractors, materialmen, engineers and other persons who have rendered services or furnished materials in connection with work on the Tenant Work, (b) a complete description of such services and materials and the amounts paid or to be paid to each of such persons in respect thereof, and (c) that the work described in the certificate has been completed substantially in accordance with the approved plans and specifications and (ii) paid receipts or such other proof of payment as Landlord shall reasonably require for all such work completed.

2.2                               If any of the Allowance is not paid pursuant to subsection 2.1 above, it shall be paid by Landlord to Tenant upon completion of the Tenant’s Work, to reimburse Tenant for amounts actually paid by Tenant in connection therewith to Tenant’s vendors, suppliers or contractors, provided that Landlord shall have received (i) a certificate in accordance with the requirements of subsection 2.1 above, accompanied by lien waivers satisfactory to Landlord executed by any contractors or subcontractors for whose labor or material Tenant has previously been reimbursed pursuant to subsection 2.1 above, (ii) paid receipts or such other proof of payment as Landlord shall reasonably require evidencing that final payment has been made for all materials and labor furnished in connection with the Tenant Work, and (iii) a copy of a final unconditional certificate of occupancy evidencing that Tenant may commence occupancy of the Premises for all purposes set forth in the Lease if one is required for Tenant’s occupancy.

2.3                               Tenant shall be permitted to apply the Allowance and Amortized Amount to costs associated with Tenant’s Work, including without limitation, the Tenant’s Work, space planning and design, mechanical, electrical and plumbing engineering costs, construction fees, tenant improvement cabling, voice/data, phone data costs, built-in furniture and any professional or consulting fees specifically related to Tenant’s Work. Any unused Allowing remaining as of January 1, 2016 shall be deemed forfeited by Tenant and shall not be reserved for future improvements or credited to rent due under the Lease. Notwithstanding the foregoing, in the event Tenant is involved in litigation, arbitration or other similar claim dispute with a vendor, supplier or contractor that completed work as part of Tenant’s Work and as the result of such dispute Tenant is unable to provide the necessary lien waiver documentation to Landlord as part of its request for final Allowance disbursement, upon receipt of written notice from Tenant, Landlord agrees to extend the deadline of January 1, 2016 for an amount not to exceed ten percent  (10%) of the Allowance, until July 1, 2016.

3.                                      Landlord’s HVAC Work. On or before March 31, 2015, subject to reasonable delays caused by weather events, Landlord, at its sole cost and expense and not paid from the Allowance or included as a Building Expense, shall replace and resize all existing base Building HVAC units, including those which service the Premises, but excluding those specific units which have been previously installed by Tenant which are dedicated to Tenant’s clean room (i.e, Units #10, 13, 17, 19, 24 and 27) (“Landlord’s HVAC Work”). Landlord’s HVAC Work shall be fully designed and engineered by a professional engineer registered in the state of Maryland, permitted and inspected by the authority having jurisdiction, and meet the performance criteria (i.e. thermal comfort, dehumidification, and energy consumption) for similar Class A flex buildings in Columbia, MD and ASHRAE and humidity standards for office use and upon completion of Landlord’s HVAC Work, Landlord shall ensure the new units have been properly balanced by an NEBB Certified balancing contractor and all operation and controls fully tested and commissioned by the installation contractor, building controls vendor and HVAC equipment manufacturer, with such commissioning observed by Tenant or Tenant’s representatives. Landlord and Tenant hereby agree to reasonably cooperate with each other during the completion of Landlord’s HVAC Work in order to minimize any disruption to Tenant’s business. Following the completion of Landlord’s HVAC Work, Tenant shall be responsible for the repair and maintenance of the new HVAC units at its sole cost and expense in accordance with Section 11 of the Lease. Landlord shall purchase a one (1) year warranty from the installation contractor on all parts and labor and shall administer this warranty on behalf of Tenant during this one (1) year period.  Landlord shall also reasonably assist Tenant in administering any manufacturer warranties on behalf of Tenant.  Landlord and Landlord’s installation contractor shall provide training on all new HVAC equipment and shall provide detailed O&M manuals to Tenant.

4.                                      Landlord’s Roof Work. On or before March 31, 2015, subject to reasonable delays caused by weather events, Landlord, at its sole cost and expense and not paid from the Allowance or included as a Building Expense, shall replace the roof of the Building (“Landlord’s Roof Work”). Landlord and Tenant hereby agree to use commercially reasonable efforts to cooperate with each other during the completion of Landlord’s Roof Work in order to minimize any disruption to Tenant’s business.

5.                                      Laboratory Restoration. As part of Tenant’s Work, Tenant hereby agrees to perform certain improvements to the laboratory portion of the Premises approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed.

6.                                      Repairs and Maintenance. Effective as of January 1, 2015, Sections 11.1 and 11.2 of the Lease are hereby deleted in their entirety and the following is hereby inserted in lieu thereof:

11.1                        Tenant’s Care of the Premises and Building.  During the Term Tenant shall:

(i)                                     keep the Premises and the fixtures, appurtenances, improvements and equipment therein in good order and condition;

(ii)                                  make any and all repairs and replacements to the Premises required because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance as required hereunder;

(iii)                               repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord’s misuse or primary negligence, and are not covered by Tenant’s insurance as required hereunder;

(iv)                              pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord’s insurance as required hereunder to the extent that Landlord actually receives proceeds there from;

(v)                                 provide regular janitorial service to the Premises and remove all trash to receptacles designated by Landlord; and

(vi)                              not commit waste.

In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which such floor was designed to carry and which may be allowed under Applicable Laws.  Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant’s expense.

11.2                        Landlord’s Repairs.  Except for the repairs and replacements that Tenant is required to make pursuant to Section 11.1 above, Landlord shall maintain, repair and replace, as necessary, the exterior Common Areas and Building (including Building fixtures and equipment) as shall be reasonably deemed necessary to maintain the Building in a condition comparable to other first class suburban office buildings in the Baltimore-Washington corridor area.  This maintenance shall include the roof, designated parking areas, foundation, exterior walls, interior structural walls, all structural components, and all systems such as mechanical, electrical, HVAC, and plumbing.  The costs associated with such repairs shall be deemed a part of Building Expenses; provided, however, that costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles (“GAAP”) shall be included in Building Expenses, amortized in accordance with GAAP.  There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein. Notwithstanding, Landlord will use commercially reasonable efforts to not interfere with Tenant’s business operations.

7.                                      Building Expenses. Effective as of January 1, 2015, Section 6.2.2 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

6.2.2  “Building Expenses” shall be all those expenses, charges and fees paid or incurred by Landlord in connection with the owning, maintaining, operating, servicing, insuring and repairing of the Property or any part thereof, in a manner deemed reasonable and appropriate by Landlord and shall include, without limitation, the following:

6.2.2.1  All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers’ compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

6.2.2.2 Except to the extent directly paid by Tenant pursuant to Section 24 of the Lease, electricity, steam and fuel used in lighting, heating, ventilating and air conditioning and all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation and service costs associated therewith, as well as all expenses associated with the installation of any energy or cost savings devices;

6.2.2.3  Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

6.2.2.4  Window cleaning;

6.2.2.5  Maintenance of any exterior Common Areas;

6.2.2.6 Repair and maintenance of the parking areas, including without limitation, the resurfacing and striping of said areas;

6.2.2.7  Sales or use taxes on supplies or services;

6.2.2.9 Management fees equal to 3% of gross rental received by Landlord at the Property (allocated to their time spent working with respect to the Property) and the provision of amenities to all tenants in the Property (including Landlord’s share of all payroll taxes and the cost of an on-site or near-site office and segregated storage area for Landlord’s parts, tools and supplies);

6.2.2.8  Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Property at the time same were originally constructed; and

6.2.2.9  All other expenses which under generally accepted accounting principles would be considered as an expense of the Property.  Notwithstanding the foregoing, all expenses (whether or not such expenses are enumerated on items 1 through 11 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be excluded from “Building Expenses” unless same are amortized in accordance with generally accepted accounting principles over the useful life of the improvement.

8.                                      Services and Utilities. Effective as of January 1, 2015, Section 23 of the Lease is hereby deleted in its entirety and the following is hereby inserted in lieu thereof:

23.                               Services and Utilities.  Landlord shall provide the following listed services and utilities, namely:

(a)                                 electric energy in accordance with Section 24 following;

(b)                                 hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures either within the Premises (if provided pursuant to this Lease) or on the floor on which the Premises are located, all in accordance with Section 24 following; and

(c)                                  maintenance of exterior Common Areas in a manner comparable to other first class suburban office buildings in the Baltimore-Washington corridor.

Landlord reserves the right to stop service of the plumbing and electric systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the judgment of Landlord are desirable or necessary to be made, until the repairs, alterations, replacements, or improvements shall have been completed.  Landlord shall have no responsibility or liability for failure to supply plumbing and electric service, during the period when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond Landlord’s control.

9.                                      Tenant’s Proportionate Share. As of the date of this Amendment, the term “Tenant’s Proportionate Share” means that percentage which is computed by a fraction, the numerator of which is the Rentable Area of the Premises and the denominator of which is the Rentable Area of the Building.  As of the date of this Amendment, Tenant’s Proportionate Share is 100%.

10.                               Option to Extend Lease Term.  Landlord and Tenant hereby agree that all remaining options to extend the Term of the Lease pursuant to Section 3.3 of the Lease are hereby deleted and Tenant shall have the right and option to extend the Term of the Lease in accordance with the provisions set forth below.

Tenant shall have the option to extend the Term of the Lease for two (2) additional periods of five (5) years each (the “Second Renewal Term” and “Third Renewal Term”) to commence immediately upon the expiration of the First Renewal Term or the Second Renewal Term, as applicable, provided Tenant is not in default of any term, covenant or condition of the Lease after the expiration of all applicable cure periods (i) on the date Tenant notifies Landlord of its intent to exercise for the applicable Renewal Term and (ii) on the date the applicable Renewal Term is otherwise scheduled to commence.

Tenant’s rental of the Premises during the Second Renewal Term and Third Renewal Term shall be upon the same terms, covenants and conditions contained in the Lease, except that Tenant shall pay to Landlord as Base Rent the “Prevailing Market Rate” for the Premises for the Second Renewal Term or the Third Renewal Term, as applicable, as hereinafter defined (including annual adjustments).  The term “Prevailing Market Rate” shall mean the then prevailing market rate being charged for comparable space in comparable office buildings within a ten (10) mile radius of the Premises, with consideration given for construction allowances, commissions, free rent, and other concessions or premiums.  In order to exercise its option granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than twelve (12) months prior to the expiration of the First Renewal Term or the Second Renewal Term, as applicable.  Within thirty (30) days following the exercise by Tenant of its option to extend the Lease for the Second Renewal Term or the Third Renewal Term, as applicable, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the Second Renewal Term or the Third Renewal Term, as applicable, as reasonably determined by Landlord (“Landlord’s Notice”). Within ten (10) days after receipt of Landlord’s Notice, Tenant shall notify Landlord in writing of Tenant’s acceptance or rejection of such rate.  If Tenant shall accept such Prevailing Market Rate, Landlord and Tenant shall enter into an amendment to the Lease acknowledging such renewal and setting forth any terms at variance with the terms of the Lease.  If within the ten (10) day period, Tenant shall reject such Prevailing Market Rate as determined by Landlord for the Second Renewal Term or the Third Renewal Term, as applicable, then within twenty (20) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market Rate within the twenty (20) day period, Landlord and Tenant shall each appoint an independent experience Howard County commercial leasing broker licensed in the Maryland area with at least ten (10) years experience working with tenants having a title equivalent to Vice President or above within the next ten (10) days (the “Brokers”). Such Brokers shall deliver their respective estimates of the Prevailing Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market Rate as quoted by the Brokers are within seven percent (7%) of each other, the Prevailing Market Rate shall be deemed to be the average of the estimates presented by the Brokers.  If the estimates of the Prevailing Market Rate as quoted by the Brokers differ by more than seven percent (7%), then Landlord and Tenant shall jointly appoint a third independent commercial leasing broker licensed in the Maryland area using the same broker criteria set forth above within ten (10) days after the receipt of the initial brokers’ estimates (the “Third Broker”) who shall deliver its estimate of the Prevailing Market Rate within ten (10) days after being appointed and such estimate shall be deemed to be the Prevailing Market Rate.  Tenant shall notify Landlord within ten (10) days after receipt of the estimate of the Prevailing Market Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Market Rate, whereupon Landlord and Tenant shall enter into an amendment to the Lease acknowledging such renewal and setting forth any terms at variance with the terms of the Lease. If (i) Tenant shall fail to deliver the requisite notice exercising its option to extend by the date prescribed above, (ii) Tenant does not respond within ten (10) days following receipt of Landlord’s Notice or (iii) Tenant does not accept the Prevailing Market Rate within ten (10) days following Landlord’s notification of the Prevailing Market Rate, as determined either by the average of the Brokers or from the Third Broker, as applicable, then Tenant’s option to extend the Lease for the Second Renewal Term or the Third Renewal Term, as the case may be, shall be void and inoperable. Landlord and Tenant shall each pay the fee of the broker designated by them originally and shall split the fees of the Third Broker.

Notwithstanding anything to the contrary contained herein, Landlord hereby agrees that Tenant may elect to exercise either Renewal Term for only a portion of the Premises which is not less than fifty percent (50%) of the Rentable Area of the Premises as of the date of this Amendment; provided, however, the surrendered portion of the Premises shall be of size, dimension and location which is reasonably approved by Landlord so that Landlord can market such space to a third-party. In such event, Landlord shall pay all costs to re-demise the Premises.

11.                               Options to Terminate.

11.1                        First Termination Right. Tenant shall have the right to terminate the Lease during the First Renewal Term effective on July 31, 2019, provided that (i) Tenant gives Landlord at least nine (9) months prior written notice of its intent to terminate the Lease, (ii) prior to the effective date of termination, there has been a “change in control” event whereby (A) more than fifty percent (50%) of the voting stock of Tenant has been acquired by any individual or entity (other than employees or shareholders of Tenant) or (B) a sale of substantially all of Tenant’s assets has occurred, (iii) there is no outstanding Event of Default beyond all applicable cure periods at the time that Tenant notifies Landlord of its intent to terminate the Lease or as of the date of termination, and (iv) on or before the effective date of termination, Tenant pays to Landlord a termination fee in the amount equal to the sum of (w) the unamortized amount of the Allowance paid by Landlord, at Landlord’s expense, in accordance with the provisions of Section 2 of this Amendment applying an interest rate of eight and one-half percent (8.5%) per annum, (x) unamortized amount of the brokerage commissions payable in accordance with Section 15 of this Amendment, applying an interest rate of eight and one-half percent (8.5%) per annum, (y) unamortized amount (using a 15 year amortization period) of the costs of Landlord’s HVAC Work and Landlord’s Roof Work (as such terms are defined in Sections 3 and 4 of this Amendment, respectively), applying an interest rate of eight and one-half percent (8.5%) per annum, and (z) an amount equal to nine (9) Monthly Installments of Annual Base Rent in effect as of the date of termination. If Tenant fails to exercise its termination rights strictly in accordance with the foregoing provision, the Lease shall remain in full force and effect and Tenant shall have no further right to terminate the Lease except as set forth in Section 11.2 below.

11.2                        Second Termination Right. Provided Tenant has exercised its right to terminate the Lease in accordance with Section 11.1 above, Tenant shall have the right to terminate the Lease during the First Renewal Term effective on July 31, 2021, provided that (i) Tenant gives Landlord at least twelve (12) months prior written notice of its intent to terminate the Lease, (ii) prior to the effective date of termination, there has been a “change in control” event whereby (A) more than fifty percent (50%) of the voting stock of Tenant has been acquired by any individual or entity (other than employees or shareholders of Tenant) or (B) a sale of substantially all of Tenant’s assets has occurred, (iii) there is no outstanding Event of Default beyond all applicable cure periods at the time that Tenant notifies Landlord of its intent to terminate the Lease or as of the date of termination, and (iv) on or before the effective date of termination, Tenant pays to Landlord a termination fee in the amount equal to the sum of (x) the unamortized amount of the Allowance paid by Landlord, at Landlord’s expense, in accordance with the provisions of Section 2 of this Amendment applying an interest rate of eight and one-half percent (8.5%) per annum, (y) unamortized amount of the brokerage commissions payable in accordance with Section 15 of this Amendment, applying an interest rate of eight and one-half percent (8.5%) per annum and (z) an amount equal to six (6) Monthly Installments of Annual Base Rent in effect as of the date of termination. If Tenant fails to exercise its termination rights strictly in accordance with the foregoing provision, the Lease shall remain in full force and effect and Tenant shall have no further right to terminate the Lease.

12.                               Reserved Parking. Within thirty (30) days following the date of this Amendment, Landlord shall designate twenty (20) parking spaces directly in front of the Building as “OSIRIS or Visitor Reserved” at no cost to Tenant, and any reasonable and actual costs incurred by Landlord to properly designate such spaces shall be paid from the Allowance or reimbursed by Tenant within thirty (30) days following receipt of written request. The designation of such twenty (20) parking spaces shall continue so long as Tenant is the sole occupant of the Building.

13.                               Security Deposit.  Within ten (10) days following the date of this Amendment, Landlord hereby agrees to release the Letter of Credit issued by Wells Fargo Bank, N.A. to satisfy Tenant’s obligations under Section 4 of the Lease, and in lieu thereof, Landlord agrees to accept from Tenant a cash or Letter of Credit Security Deposit in an amount equal to Ninety Five Thousand Six Hundred Twenty Nine and 69/100 Dollars ($95,629.69) (the “Security Deposit’). The Security Deposit shall be paid by Tenant simultaneously with the execution of this Amendment.  Landlord shall deliver the released Letter of Credit to Tenant within ten (10) days following receipt of the Security Deposit.  The Security Deposit shall be held by Landlord for the remainder of the Tern in accordance with Section 4 of the Lease as modified below.

Accordingly, as of the date of this Amendment, Section 4 of the Lease is hereby deleted in its entirety and the following is inserted in its place:

4.                                      Security Deposit .

4.                                      Security Deposit.  Tenant has this day paid to Landlord the Security Deposit to be held by Landlord as security for the payment and performance by Tenant of all obligations imposed on Tenant hereunder, in an account the proceeds of which may be commingled by Landlord with any other account or proceeds.  If Tenant shall perform all such obligations, the Security Deposit shall be refunded to Tenant, without interest, following the end of the Term.  If Tenant shall default in any such obligation and such default shall continue beyond all applicable cure periods, Landlord shall be entitled to apply all or any portion of the Security Deposit, pro tanto, to cure any such default, and Tenant shall replenish the Security Deposit to the full amount within thirty (30) days after receipt of a written notice from Landlord which sets forth the amount to be replenished.  If the Security Deposit is not fully restored, it shall constitute an immediate Event of Default (as defined in Section 21) under the terms of the Lease (without need of notice or the expiration of any cure period), and Landlord shall have the benefit of all remedies permitted pursuant to the terms of the Lease and the laws of the State of Maryland. The Security Deposit shall not be considered an advance payment of rent or a measure of Landlord’s damages in case of default by Tenant. In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the Security Deposit to the purchaser or transferee and upon such transfer Tenant shall look only to the new landlord for the return of the Security Deposit and Landlord shall thereupon be released from all liability to Tenant for the return of or accounting for the Security Deposit.”

Notwithstanding anything contained herein to the contrary, there shall be no reduction in the amount of the Security Deposit held by Landlord prior to the expiration of the of the Lease.

14.                               SNDA. Within sixty (60) days following the date of this Amendment, Landlord, at its sole cost and expense, hereby agrees to use commercially reasonable efforts to procure a Subordination, Nondisturbance and Attornment Agreement (“SNDA”) signed by any current mortgagee in the form attached hereto as Exhibit “A”. In addition, Landlord shall use commercially reasonable efforts to obtain an SNDA from any future mortgagee.

15.                               Broker.   Tenant represents that Tenant has not dealt directly or indirectly with any broker in connection with this Amendment other than Jones Lang LaSalle Brokerage, Inc. (“Broker”), and Tenant warrants that no other broker negotiated this Amendment or is entitled to any commissions in connection with this Amendment.  Tenant shall indemnify and hold Landlord harmless for any breach of the foregoing representations.  Landlord shall pay Broker its commission due for the First Renewal Term.

16.                               Ratification of Lease.  All other terms, covenants and conditions of the Lease shall remain the same and continue in full force and effect, and shall be deemed unchanged, except as such terms, covenants and conditions of the Lease have been amended or modified by this Amendment and this Amendment shall, by this reference, constitute a part of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Amendment as of the day and year first above written.

WITNESS:	LANDLORD:

COLUMBIA GATEWAY S-28, L.L.C.

/s/ LEE W. MURRAY	By:	/s/ STEPHEN E. BUDORICK	(SEAL)

Stephen E. Budorick

Executive Vice President

WITNESS:	TENANT:

OSIRIS THERAPEUTICS, INC.

/s/ MEENU MARIE SURI	By:	/s/ PHILIP R. JACOBY, JR.	(SEAL)

	Name:	Philip R. Jacoby, Jr.

	Title:	Chief Financial Officer

STATE OF MARYLAND, COUNTY OF HOWARD, TO WIT:

I HEREBY CERTIFY, that on this 30th day of September, 2014, before me, the undersigned Notary Public of said State, personally appeared STEPHEN E. BUDORICK, who acknowledged himself to be Executive Vice President of COLUMBIA GATEWAY S-28, L.L.C., a Maryland limited liability company, known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained as the duly authorized Executive Vice President by signing the name of the company by himself as Executive Vice President.

WITNESS my hand and Notarial Seal.

/s/ MONIQUE Y. JONES

Notary Public

My Commission Expires:  November 21, 2016

STATE OF MARYLAND, COUNTY OF HOWARD, TO WIT:

I HEREBY CERTIFY, that on this 25th day of September, 2014, before me, the undersigned Notary Public of said State, personally appeared Philip R. Jacoby, Jr., known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument, and acknowledged himself/herself to be the Chief Financial Officer of OSIRIS THERAPEUTICS, INC., a Maryland corporation, that he/she, as such Chief Financial Officer, being authorized so to do, executed the foregoing instrument on behalf of said Corporation by himself/herself as such Chief Financial Officer.

WITNESS my hand and Notarial Seal.

/s/ DIANE KATHLEEN SAVOIE

Notary Public

My Commission Expires: May 16, 2015